Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Nautilus, Inc.	Integrated Corporate Relations, Inc.
	Ron Arp	John Mills
	(360)418-6169	(310)395-2215

NAUTILUS RESPONDS TO FEDERAL COURT RULING IN PATENT

CASE AGAINST ICON HEALTH AND FITNESS

VANCOUVER, Wash. —May 26, 2005— Nautilus, Inc. provides the following response to a decision by the Federal Court in Seattle to dismiss Nautilus’ patent infringement claims against Icon Health and Fitness:

On May 26, 2005 the federal district court in Seattle dismissed the remaining claims in Nautilus’ patent infringement case against Icon Health and Fitness. Therefore, the patent infringement case has been dismissed and will not proceed to trial on June 20, 2005 as previously scheduled.

This case is one of three cases Nautilus has on file against Icon Health and Fitness. Nautilus will appeal this case to the Federal Circuit Court of Appeals, which has previously ruled in our favor in two separate appeals on this matter. In addition to appealing this patent case, we will continue to prosecute the two trademark infringement cases against Icon Health and Fitness.

We believe this matter will have no bearing on the success of our operating plans or our operating results. Nautilus is driving growth by bringing innovative branded fitness products to consumers wherever they shop and exercise and we are fully committed to protecting the intellectual property of our innovative brands. We believe vigorously protecting intellectual property is fundamental to any company committed to bringing a fast pace of innovation to their customers and industry.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) helps people achieve a fit and healthy lifestyle through proper exercise, rest and nutrition. With a brand portfolio that includes Nautilus(R), Bowflex(R), Schwinn(R)Fitness, StairMaster(R) and Trimline(R), Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial, retail, specialty and international channels. The Company was formed in 1986 and had sales of $524 million in 2004. It has 1,250 employees and operations in Washington, Colorado, Oklahoma, Texas, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, and other locations around the world. More information is at www.nautilus.com.

This press release includes forward-looking statements. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify and negotiate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

# # #